Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AUSPEX PHARMACEUTICALS, INC.

Auspex Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware since its original incorporation date of June 14, 2007 (the “Corporation”), pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, hereby certifies as follows:

ARTICLE ONE

The name of the Corporation is Auspex Pharmaceuticals, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Thousand Shares (1,000), all of which shall be shares of Common Stock, with a par value of One Cent ($0.01) per share.

ARTICLE FIVE

The directors shall have the power to adopt, amend or repeal By-Laws, except as may be otherwise be provided in the By-Laws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SEVEN

A. The liability of a director of the corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which applicable law permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article Seven to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article Seven shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE EIGHT

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been subscribed this 5th day of May, 2015 by the undersigned who affirms that the statements made herein are true and correct.

Auspex Pharmaceuticals, Inc.

By:	/s/ Austin D. Kim
Name:	Austin D. Kim
Title:	Authorized Officer

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